Exhibit 21.1
INTEL CORPORATION
SUBSIDIARIES (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Componentes Intel de Costa Rica, S.A.	Costa Rica
Intel Americas, Inc.	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Capital (Cayman) Corporation	Cayman Islands
Intel Capital Corporation	Delaware, U.S.
Intel Copenhagen ApS	Denmark
Intel Corp (UK) Ltd.	England and Wales
Intel Electronics Ltd.	Israel
Intel Electronics Finance Limited	Cayman Islands
Intel Europe, Inc.	California, U.S.
Intel Holdings B.V.	Netherlands
Intel International	California, U.S.
Intel Ireland Limited	Cayman Islands
Intel Israel (74) Limited	Israel
Intel Israel Holdings B.V.	Netherlands
Intel Kabushiki Kaisha	Japan
Intel Malaysia Sdn. Berhad	Malaysia
Intel Massachusetts, Inc.	Delaware, U.S.
Intel Overseas Funding Corporation	Cayman Islands
Intel Products (M) Sdn. Bhd.	Malaysia
Intel Semiconductor Limited	Delaware, U.S.
Intel Technology Sdn. Berhad	Malaysia
Mission College Investments Ltd.	Cayman Islands
Wind River Systems, Inc.	Delaware, U.S.